CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 1 to the Registration Statement of Fidelity Investments Variable Life Account I of Fidelity Investments Life Insurance Company on Form N-6 of our report dated January 20, 2004, relating to the consolidated financial statements of Fidelity Investments Life Insurance Company, and our report dated February 20, 2004, relating to the financial statements of Fidelity Investments Variable Life Account I of Fidelity Investments Life Insurance Company, both of which appear in such Statement of Additional Information. We also consent to the reference to us under the heading "Independent Accountants" in such Statement of Additional Information.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
April 23, 2004